Exhibit 3.11
Limited Liability Company
ARTICLES OF ORGANIZATION
OF
GLOBE COMMUNICATIONS, LLC
     These Articles of Organization of Globe Communications, LLC (the “Company”) dated as of January 27, 2003, are being duly executed and filed by the undersigned, as an organizer, and hereby submitted for the purpose of forming a limited liability company pursuant to §57C-2-20, of the General Statutes of North Carolina.
     FIRST: The name of the Company is Globe Communications, LLC.
     SECOND: The name and address of each person executing these Articles of Organization is as follows:
Richard L. Dunn
4440 PGA Boulevard, Suite 500
Palm beach Gardens, FL 33410
     THIRD: The street address and county of the registered office of the Company are:
c/o CT Corporation System
225 Hillsborough Street
Raleigh, North Carolina 27603
Wake County
     FOURTH: The name and address of the initial registered agent of the Company are:
CT Corporation System
225 Hillsborough Street
Raleigh, North Carolina 27603
Wake County
     FIFTH: The Company has a principal office. The street address of the principal office of the Company is:
Globe Communications, LLC.
5112 Neal Road
Durham, North Carolina 27115
Durham County
     SIXTH: The Company shall be a manager-managed LLC. Except as provided by Section 57C-3-20(a) of the General Statutes of North Carolina, the members of the Company shall not be managers by virtue of their status as members.
     SEVENTH: These Articles of Organization will be effective upon filing.
     IN WITNESSETH WHEREOF, I have signed my name to these Articles of Organization as of the date first written above.

/s/ RICHARD L. DUNN

Richard L. Dunn, Organizer